                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ] check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 'SS'240.14a-11(c) or
     'SS'240.14a-12

                 Lazare Kaplan International Inc.
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.

      1) Title of each class of securities to which transaction applies:


     ............................................................

      2) Aggregate number of securities to which transaction applies:


     .......................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

      4)  Proposed maximum aggregate value of transaction:


     .......................................................

      5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)  Amount previously paid:


          .......................................................

           2)  Form, Schedule or Registration Statement No.:


          .......................................................

           3) Filing Party:


          .......................................................

           4) Date Filed:


          .......................................................

[LOGO]                  LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017



                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           THURSDAY, NOVEMBER 4, 1999

                             ----------------------

     The Annual Meeting of Stockholders of Lazare Kaplan International Inc. will be held on Thursday, November 4, 1999 at 10:00 A.M. at The Cornell Club, 6 East 44th Street, 5th Floor, New York, New York 10017 for the following purposes:

          1. To elect directors for the ensuing year;

          2. To approve an amendment to the Company's 1997 Long Term Stock Incentive Plan increasing the number of shares authorized for issuance upon exercise of awards granted thereunder from 400,000 to 600,000;

          3. To ratify the appointment of Ernst & Young LLP, independent certified public accountants, as auditors for the Company for the fiscal year ending May 31, 2000; and

          4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on September 6, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournments thereof.

                                           By Order of the Board of Directors,

                                           LEON TEMPELSMAN,
                                           President

New York, New York
September 17, 1999




                                      IMPORTANT
     MANAGEMENT INVITES YOU TO ATTEND THE MEETING IN PERSON, BUT IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED IF THE PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

                        LAZARE KAPLAN INTERNATIONAL INC.
                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017
                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to stockholders of Lazare Kaplan International Inc., a Delaware corporation (the 'Company'), in connection with the solicitation of proxies by the Board of Directors of the Company (the 'Board of Directors') for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on Thursday, November 4, 1999 at The Cornell Club, 6 East 44th Street, 5th Floor, New York, New York, and any adjournment or adjournments thereof (the 'Annual Meeting'). This Proxy Statement, the attached Notice of Annual Meeting, the accompanying form of proxy and the Annual Report to Stockholders of the Company for the fiscal year ended May 31, 1999 are first being sent to stockholders of the Company on or about September 20, 1999.

     The record date for stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting is the close of business on September 6, 1999 (the 'Record Date'). On the Record Date, there were issued and outstanding 8,371,073 shares of the Company's common stock, par value $1.00 per share (the 'Common Stock'). All of such shares are of one class, with equal voting rights, and each holder thereof is entitled to one vote on all matters voted on at the Annual Meeting for each share registered in such holder's name. Presence in person or by proxy of holders of 4,185,537 shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present,
(i) the affirmative vote by the holders of a plurality of the shares represented at the Annual Meeting and entitled to vote will be required to act on the election of directors, and (ii) the affirmative vote by the holders of a majority of the shares represented at the Annual Meeting and entitled to vote will be required to act on all other matters to come before the Annual Meeting, including (a) to approve the amendment to the Lazare Kaplan International Inc. 1997 Long Term Stock Incentive Plan (the '1997 Plan') increasing the number of shares authorized for issuance upon exercise of awards granted thereunder from 400,000 to 600,000 and (b) to ratify the selection of Ernst & Young LLP as independent auditors for the current fiscal year.

     In accordance with applicable law, all stockholders of record on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus, an abstention from voting on a matter has the same legal effect as a vote 'against' the matter, even though a stockholder may interpret such action differently. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares of Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy which are not being voted with respect to a particular matter (the 'nonvoted shares') will be considered shares not present and not entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares voted to abstain as to a particular matter will not be considered nonvoted shares.)

     A proxy in the accompanying form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained thereon. If no specific instructions are indicated on the proxy, the shares represented thereby will be voted FOR (i) the election of the persons nominated herein as directors, (ii) approval of the amendment to the 1997 Plan and (iii) the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year; as well as in the discretion of the proxies with respect to such other business as properly may come before the Annual Meeting.

     Each proxy granted may be revoked by the person who granted it at any time
(i) by giving written notice to such effect to the Secretary of the Company,
(ii) by execution and delivery of a proxy bearing a later date, or (iii) by attendance and voting in person at the Annual Meeting; except as to any matter upon which, prior to such revocation, a vote shall have been cast at the Annual Meeting pursuant to the authority conferred by such proxy. The mere presence at the Annual Meeting of a person appointing a proxy does not revoke the appointment.

                            1. ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     Six directors are to be elected at the Annual Meeting, to hold office until the next annual meeting of stockholders and until their successors are elected and have qualified. The six nominees for directors consist of persons currently serving as directors of the Company. Mr. Michael Butterwick, a director since 1982, passed away in February 1999.

     Set forth below are the names, principal occupations and certain other information concerning the nominees.

                                       POSITIONS AND OFFICES WITH            DIRECTOR
            NAME                     COMPANY OR PRINCIPAL OCCUPATION          SINCE     AGE
            ----                     -------------------------------          -----     ---
Maurice Tempelsman..........  Chairman of the Board of the Company since
                                April 1984; General Partner of Leon
                                Tempelsman & Son, an investment limited
                                partnership since January 1984                1984      70
Leon Tempelsman.............  Vice Chairman of the Board of the Company
                              since April 1984; President of the Company
                                since April 1986; General Partner of Leon
                                Tempelsman & Son since January 1984           1984      43
Lucien Burstein.............  Partner, Warshaw Burstein Cohen Schlesinger &
                                Kuh, LLP, Attorneys; Secretary of the
                                Company since 1984                            1984      77
Myer Feldman................  Attorney, self employed since December 1999;
                                Attorney, Partner, Ginsburg, Feldman and
                                Bress, Chartered Attorneys for more than
                                five years prior thereto; Director and
                                Chairman of the Board of Totalbank since
                                1986                                          1984      82
Robert Speisman.............  Senior Vice President -- Sales of the Company
                                since January 1999; Vice President -- Sales
                                of the Company from January 1986 to January
                                1999                                          1989      46
Sheldon L. Ginsberg.........  Executive Vice President since February 1996;
                                Chief Financial Officer of the Company
                                since April 1991                              1989      45

     Unless directed to the contrary, the persons named in the proxy will vote the shares represented thereby FOR the election of the nominees listed above. Management is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, which is not anticipated, the persons named in the proxy will vote for the election of such other person or persons as management may recommend.

     The Company has standing Audit, Compensation and Stock Option Committees of the Board of Directors. The current members of each committee hold office until the next annual meeting of the Board of Directors and until their respective successors have been elected and qualified. The Audit Committee consists of Lucien Burstein and Myer Feldman. The Compensation Committee consists of Maurice Tempelsman, Myer Feldman and Lucien Burstein. The full Board of Directors currently is acting as the Stock Option Committee.

     The Audit Committee is authorized to confer with the auditors and financial officers of the Company, review reports submitted by the auditors, establish or review, and monitor compliance with codes of conduct of the Company, inquire about procedures for compliance with laws and regulations relating to the management of the Company, and report and make recommendations to the Board of Directors. The Compensation Committee is responsible for recommending to the Board of Directors policies with respect to compensation and benefits of the Chairman of the Board and the Vice Chairman of the Board and President of the Company and for fixing the compensation and benefits of other officers and employees of the Company and its subsidiaries whose compensation is $75,000 per year or more. The Stock Option Committee is responsible for administering the Company's 1988 Stock Option Incentive Plan (the '1988 Plan') and the 1997 Plan (collectively, the 'Plans'), including the designating of employees to be granted options, prescribing the terms and conditions of options granted under the Plans, interpreting the Plans and making all other determinations deemed necessary for the administration of the Plans. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.

     During the fiscal year ended May 31, 1999, there were three meetings of the Board of Directors, one meeting of the Audit Committee, one meeting of the Compensation Committee and one meeting of the Stock Option Committee. Each incumbent director attended at least 75% of the total number of meetings of the Board and all of the committees thereof on which he served during the fiscal year. All outside directors receive a fee equal to $1,250 per quarter.

SECURITY OWNERSHIP

     The following table sets forth information regarding the ownership of shares of the Common Stock as of September 6, 1999 by those persons known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock. All information in the table is based upon reports filed by such persons with the Securities and Exchange Commission and upon responses to questionnaires submitted by such persons to the Company in connection with the preparation of this proxy statement. Except as noted in the footnotes, such persons have indicated that they have the sole power to vote and to dispose of their respective shares of the Common Stock.

                                                              AMOUNT AND
                                                              NATURE OF
                      NAME AND ADDRESS                        BENEFICIAL   PERCENT
                    OF BENEFICIAL OWNER                       OWNERSHIP    OF CLASS
                    -------------------                       ---------    --------
Maurice Tempelsman(1) ......................................  3,445,492      40.6%
  529 Fifth Avenue
  New York, New York 10017
Leon Tempelsman(2) .........................................  1,834,768      21.4%
  529 Fifth Avenue
  New York, New York 10017
Charles M. Royce(3) ........................................    867,400      10.2%
  Royce & Associates, Inc.
  1414 Avenue of the Americas
  New York, New York 10017
Capital Research and Management Company(4) .................    550,000       6.5%
  SMALLCAP World Fund, Inc.
  333 South Hope Street
  Los Angeles, California 90071
Dimension Fund Advisors Inc.(5) ............................    449,200       5.3%
  1299 Ocean Avenue
  Santa Monica, California 90401

------------

(1) Consists of 1,910,409 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose, and 6,667 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the 1997 Plan.

(2) Consists of 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Number and percentage of shares also include 34,641 shares held by Leon Tempelsman as custodian for his children, 97,389 which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(3) Consists of 856,300 shares owned directly by Royce & Associates, Inc. ('Royce') and 11,100 shares owned directly by Royce Management Company ('RMC'). Mr. Charles Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares owned by Royce and RMC. Mr. Royce does not own any shares outside of Royce and RMC, and disclaims beneficial ownership of the shares held by Royce and RMC. The information contained herein is based solely on a Schedule 13G, dated January 6, 1999, of Royce, RMC and Mr. Royce.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(4) Consists of shares as to which SmallCap World Fund Inc., a registered investment company ('SWF'), exercises sole voting power and as to which Capital Research and Management Company, a registered investment advisor ('CRMC'), exercises sole dispositive power as a result of acting as investment advisor to SWF. The information contained herein is based solely on a Schedule 13G, dated February 8, 1999, of CRMC and SWF.

(5) Consists of shares as to which Dimensional Fund Advisors Inc., a registered investment advisor ('DFA'), exercises sole voting and dispositive power in its role as investment advisor or investment manager to certain registered investment companies and other investment vehicles. The information contained herein is based solely on a Schedule 13G, dated February 11, 1999, of DFA.

                            ------------------------

     The following table reflects as of September 6, 1999 the beneficial ownership of shares of Common Stock of the Company by each of the directors, nominees and executive officers and by all directors and officers as a group.

                                                    AMOUNT AND
                                                    NATURE OF
                    NAME                       BENEFICIAL OWNERSHIP   PERCENT OF CLASS
                    ----                       --------------------   ----------------
Maurice Tempelsman(1)(2).....................       3,445,492                   40.6%
Leon Tempelsman(1)(3)........................       1,834,768                   21.4%
Myer Feldman.................................         336,259                    4.0%
Sheldon L. Ginsberg(4).......................          71,130                    0.8%
Robert Speisman(1)(5)........................          61,807                    0.7%
Lucien Burstein..............................           1,500          less than 0.1%
All directors and officers as a
  group(1)-(5)...............................       4,215,873                   48.5%

------------

(1) Maurice Tempelsman, the Chairman of the Board and a director of the Company, is the father of Leon Tempelsman and the father-in-law of Robert Speisman, Senior Vice President -- Sales of the Company. Each of Maurice Tempelsman, Leon Tempelsman and Robert Speisman disclaims beneficial ownership of shares beneficially owned by the others.

(2) Consists of 1,910,409 shares owned directly by Maurice Tempelsman, 1,528,416 shares owned by Leon Tempelsman & Son, a New York limited partnership ('LTS') of which each of Maurice Tempelsman and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose, and 6,667 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the 1997 Plan.

(3) Consists of 77,000 shares owned directly by Leon Tempelsman, 2,240 shares held by the spouse of Leon Tempelsman, 26,816 shares owned by his sister, Rena Speisman, 32,025 shares owned by his sister, Marcy Meiller, 34,641 shares owned by Rena Speisman as custodian for her children, and 1,600 shares held by his brother-in-law, Scott Meiller, as to all of which shares Leon Tempelsman has been granted a proxy. Also includes 34,641 shares held by Leon
                                              (footnotes continued on next page)

(footnotes continued from previous page)

    Tempelsman as custodian for his children, 97,389 shares which are the subject of currently exercisable options granted to Mr. Tempelsman pursuant to the Plans and 1,528,416 shares owned by LTS, of which each of Maurice and Leon Tempelsman, as the sole general partners, has sole power to vote and dispose.

(4) Consists of 41,125 shares which are the subject of currently exercisable options granted to Sheldon L. Ginsberg pursuant to the Plans and 30,005 shares owned by Mr. Ginsberg directly.

(5) Consists of 59,099 shares which are the subject of currently exercisable options granted to Mr. Speisman pursuant to the Plans and 2,708 shares owned by Mr. Speisman directly. Does not include 1,528,416 shares owned by LTS, of which Rena Speisman, the wife of Robert Speisman, is a limited partner, 61,457 shares owned by Rena Speisman for herself and as custodian for the children of Robert and Rena Speisman and 22,222 shares which are the subject of currently exercisable options gifted to her by Maurice Tempelsman, as to all of which beneficial ownership is disclaimed by Mr. Speisman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 filed with the Securities and Exchange Commission and the Company under the Exchange Act and a review of written representations received by the Company, no person who at any time during the fiscal year ended May 31, 1999 was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Common Stock failed to file, on a timely basis, reports required by Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

     The Company's executive compensation program (other than as it relates to stock options) is administered by the Compensation Committee of the Board of Directors, and the Plans are administered by the Stock Option Committee of the Board of Directors. The Compensation Committee includes two outside directors and one employee director. The Stock Option Committee currently is comprised of all members of the Board of Directors. The Compensation Committee annually recommends the cash compensation and benefits for the Chairman and the Vice Chairman and President and fixes the cash compensation and benefits for other officers and employees of the Company earning $75,000 per year or more. Following Compensation Committee review and approval, all matters relating to compensation for the Chairman and the Vice Chairman and President (other than as it relates to stock options) are submitted to the full Board for approval. In its administration of the Plans, the Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     During Fiscal 1999, the following policies were used by the Compensation Committee to set a general framework within which specific compensation decisions were made.

      The Company's executive pay program is intended to attract and retain top management talent and to motivate and reward performance.

      Incentive compensation varies with relative Company performance and a given individual's contribution to that performance.

      The 1997 Plan is designed to reinforce and encourage achievement of the Company's short-term and long-term financial and strategic goals by aligning the interests of certain key Company employees and the Company's stockholders.

COMPONENTS OF COMPENSATION

BASE SALARY

     The Compensation Committee determined base salary levels by evaluating individual performance with specific input from the President (excluding input for his own performance). Increases in base salary were based upon periodic evaluations of such factors as demonstrated leadership ability, competitive trends within the industry, level of responsibility, and overall perceived future contribution to the Company.

CASH BONUS

     Bonus payments were recommended to the Board by the Compensation Committee for employees it felt performed exceptionally during the past year. This component of the compensation package is designed to reward past performance and encourage similarly exceptional future performance. Bonuses are paid after the end of the calendar year to which they relate.

MATCHING 401(k) PLAN

     The Company offers all full-time employees in the United States and Puerto Rico the opportunity to participate in a matching 401(k) plan. Employees may participate up to an annual maximum which is the lesser of 20% of the employee's compensation or $10,000 (subject to adjustments by the U.S. Secretary of the Treasury). The Company will match those contributions in an amount equal to $.50 for every pre-tax dollar contributed by the employee up to a maximum of 6% of the first $20,000 of the employee's compensation, provided the Company's pre-tax earnings exceed $3.5 million for the fiscal year ending within the calendar year to which the matching contribution relates. For the year ended December 31, 1998, the Company did not make a matching contribution.

STOCK OPTION GRANTS

     The Company periodically grants stock options in order to provide certain of its key employees with a long-term incentive award as part of a competitive total compensation package, and to reward them for their contribution to the ongoing process of achieving the Company's long-term goals. These grants are also intended to align the interests of the Company's key employees with those of the stockholders, thereby encouraging these employees to increase stockholder value. See 'Proposal to Amend the 1997 Long-Term Stock Incentive Plan.'

     During Fiscal 1999, options were granted under the 1997 Plan. The Stock Option Committee, in its sole discretion, determines option recipients and the number of shares subject to each option. In determining the number of shares to be covered by each option, the Stock Option Committee took into account the present and potential contributions of the respective participants to the success of the Company, the anticipated number of years of effective service remaining and such other factors as the Stock Option Committee deemed relevant in connection with accomplishing the purposes of the 1997 Plan.

     Each option granted under the 1997 Plan expires ten years after the date of grant and is exercisable at the fair market value of the shares subject to the option on the date of grant; except that incentive stock options granted to any person who, at the time the option is granted, owns stock possessing more than 10% of the combined voting power of all classes of the stock of the Company, expire five years after the date of grant and are exercisable at 110% of the fair market value of the shares subject to the option on the date of grant.

COMPENSATION OF THE PRESIDENT

     In conjunction with an overall review of executive and employee compensation, and in light of the overall contributions made by Leon Tempelsman to the Company during the last fiscal year, Mr. Tempelsman's salary was increased for fiscal year 2000 and he was granted a bonus. The Compensation Committee maintains the belief that Mr. Tempelsman's salary still stands below the salaries of executives with similar responsibilities in companies of similar size. In the past, Mr. Tempelsman has been granted a significant number of stock options as long-term incentive to encourage him to continue his efforts to increase shareholder value and to make his total compensation package more competitive and appropriate in relation to his contribution to the Company. However, due to the relatively small number of options available for grant under the Plan, Mr. Tempelsman was not granted any stock options during Fiscal 1999. The Compensation Committee continues to recognize Mr. Tempelsman's contribution to the overall management of the Company and the Company's retention and expansion of its strategic and market positions in the world diamond market.

                             Compensation Committee:
                             ------------------------
                             Maurice Tempelsman
                             Lucien Burstein
                             Myer Feldman
                             Stock Option Committee:
                             ------------------------
                             Maurice Tempelsman
                             Leon Tempelsman
                             Lucien Burstein
                             Myer Feldman
                             Sheldon Ginsberg
                             Robert Speisman

EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION IN FISCAL 1997, FISCAL 1998 AND FISCAL 1999

     The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and the other most highly compensated executive officers of the Company earning more than $100,000 during the fiscal year ended May 31, 1999.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                ANNUAL COMPENSATION                  AWARDS
                                    -------------------------------------------   ------------
                                                                      OTHER
             NAME AND               FISCAL                            ANNUAL        OPTIONS
        PRINCIPAL POSITION           YEAR     SALARY    BONUS(4)   COMPENSATION   (SHARES)(9)
        ------------------           ----     ------    --------   ------------   -----------
Maurice Tempelsman ...............   1999    $200,000   $  --          $--             --
  Chairman of the Board              1998     133,336     100,000       --            20,000
                                     1997      28,750      --           --           100,000
Leon Tempelsman ..................   1999     317,755(1)    3,036(5)    --             --
  Vice Chairman of the Board and     1998     294,442(1)   52,918(5)    --            40,000
  President                          1997     266,088(1)   30,000       --            40,000
Sheldon L. Ginsberg ..............   1999     287,189(2)   52,322(6)    --             --
  Executive Vice President and       1998     252,595(2)   42,728(6)      600(8)      20,000
  Chief Financial Officer            1997     218,200(2)   40,000         600(8)      20,000
Robert Speisman ..................   1999     176,384(3)    2,844(7)    --             --
  Senior Vice President-Sales        1998     162,935(3)   27,728(7)      600(8)      10,000
                                     1997     143,540(3)   20,000         600(8)      10,000

------------

 (1) Includes $7,755 of premiums paid by the Company in each of Fiscal 1999, Fiscal 1998 and Fiscal 1997 on an individual life insurance policy purchased by the Company on behalf of Mr. Tempelsman.

 (2) Includes $3,200 of premiums paid by the Company in each of Fiscal 1999, Fiscal 1998 and Fiscal 1997 on an individual life insurance policy purchased by the Company on behalf of Mr. Ginsberg.

 (3) Includes $3,540 of premiums paid by the Company in each of Fiscal 1999, Fiscal 1998 and Fiscal 1997 on an individual life insurance policy purchased by the Company on behalf of Mr. Speisman.

 (4) Bonuses are determined by the Compensation Committee based on the executive's performance. See Compensation Committee Report, page 7.

 (5) Includes a bonus in the amount of $3,036 in Fiscal 1999 and $2,918 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

 (6) Includes a bonus in the amount of $2,322 in Fiscal 1999 and $2,728 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

 (7) Includes a bonus in the amount of $2,844 in Fiscal 1999 and $2,728 in Fiscal 1998 pursuant to the Retirement Benefit Plan. See 'Retirement Benefit Plan.'

 (8) Represents a matching contribution made by the Company to the Company's 401(k) plan.

 (9) Consists of shares granted under the 1997 Plan.

STOCK OPTIONS GRANTED IN FISCAL 1999

     The Company did not grant any stock options or stock appreciation rights during Fiscal 1999 to any of the executive officers listed in the Summary Compensation Table.

STOCK OPTIONS HELD AT END OF FISCAL 1999

     The following table indicates the total number and the value of exercisable and unexercisable stock options held as of May 31, 1999, by each executive officer named in the Summary Compensation Table. None of these executive officers exercised any options during Fiscal 1999.

                                                       AGGREGATED OPTION EXERCISES IN FISCAL 1999
                                                         AND FISCAL 1999 YEAR-END OPTION VALUES
                                                       ------------------------------------------
                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                                                     MAY 31, 1999 (#)             MAY 31, 1999 ($)(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Maurice Tempelsman............................     6,667         13,333        $      0       $      0
Leon Tempelsman...............................    97,389         64,444        $120,620       $      0
Sheldon L. Ginsberg...........................    41,125         24,675        $ 84,113       $      0
Robert Speisman...............................    59,099         10,701        $186,625       $      0

------------

(1) Based upon the per share closing price of $9.50 of the Common Stock on May 28, 1999, the last day the Common Stock traded on the American Stock Exchange in Fiscal 1999.

RETIREMENT BENEFIT PLAN

     Effective June 1, 1997, the Company adopted separate Retirement Benefit Plans (each a 'Retirement Plan' and collectively, the 'Retirement Plans') for the benefit of each of Leon Tempelsman, Sheldon L. Ginsberg and Robert Speisman (each an 'Executive' and collectively, the 'Executives'). Pursuant to these Retirement Plans, the Company will pay each Executive certain benefits upon his termination of employment depending upon the reason for such termination (i.e., death, disability, retirement or termination with or without cause) and his age at the time his employment terminates.

     In this connection, the Company has purchased an individual whole life insurance policy on the life of each Executive. Each Retirement Plan permits the Company to borrow against the related life insurance policy to fund the retirement benefits payable to the Executive, and the Company expects to effect such borrowings. The amount an Executive will receive upon his death will be determined by reference to the death benefit that would be payable under the relevant life insurance policy if such policy had remained in full force and effect and the Company had not borrowed against such policy beyond amounts required to fund his retirement benefits. The retirement benefits to which an Executive will be entitled under his Retirement Plan will be determined by reference to the cash surrender value the relevant life insurance policy would have at the time of his retirement if such policy had remained in full force and effect and the Company had not borrowed against such policy. Each Retirement Plan provides that if, at the time the Company becomes obligated to pay a retirement benefit to an Executive, the insurer is unable, on account of financial distress, to pay or lend the Company any amount with respect to the relevant life insurance policy to which the Company may be entitled, the Company nevertheless will be obligated to make such payment and subsequent payments to the Executive determined by reference to the cash surrender value the relevant life insurance policy would have had at the time such payment became due if such policy had remained in full force and effect, the Company had not borrowed against such policy, and the earnings rate on such policy had been the minimum rate guaranteed by the insurer. The Company will pay each Executive an annual bonus in an amount equal to the income tax payable by such Executive on the value of the term insurance protection received by him in such calendar year. During Fiscal 1999, the Company paid premiums of $42,030, $39,041 and $39,041 on behalf of Messrs. Tempelsman, Ginsberg and Speisman, respectively, and reimbursed such individuals in the amounts of $3,036, $2,322 and $2,844, respectively, for the income tax costs of such Executives.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has no employment contract with any of Maurice Tempelsman, Leon Tempelsman, Sheldon L. Ginsberg or Robert Speisman. The incentive stock options granted to the Executives provide that if their respective employments are terminated for any reason other than retirement, the options must be exercised within the earlier of the balance of the option period or three months from the date of termination (one year in the case of termination as a result of death or disability). Other than the Plans, the Company does not have any program providing compensation to its executive officers which is intended to serve as an incentive for performance to occur over a period longer than one fiscal year. Pursuant to the Retirement Plans, in the event an Executive retires or his employment is terminated within the two-year period following a change-in-control, the Executive will be entitled to receive either (a) a lump sum payment in an amount determined by reference to the cash surrender value the relevant life insurance policy would have at the time his employment terminates if the policy had remained in full force and effect and the Company had not borrowed against the policy beyond amounts required to fund the Executive's retirement benefits, or (b) the same benefits to which he would have been entitled had he continued in the employ of the Company and retired upon attaining age sixty-five.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors consists of Maurice Tempelsman, Myer Feldman, and Lucien Burstein. Mr. Feldman is not an officer or employee of the Company. Mr. Burstein is Secretary of the Company and a partner in the law firm of Warshaw Burstein Cohen Schlesinger & Kuh, LLP, which firm serves as counsel to the Company. Mr. Burstein does not receive any compensation for serving as a Secretary of the Company and credits his directors' fee against legal fees of his firm incurred by the Company for each period for which a directors' fee is paid. Neither of Messrs. Feldman or Burstein is affiliated with any principal stockholder of the Company. Maurice Tempelsman is the Chairman of the Board of the Company and the father of Leon Tempelsman, Vice Chairman of the Board and President of the Company. In addition, Michael Butterwick served as a member of Compensation Committee until his death in February 1999. Mr. Butterwick was not an officer or employee of the Company.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The following graph compares the market performance of the Common Stock for the previous five fiscal years to the American Stock Exchange Market Value Index (the 'AMEX Index') and a peer group of companies in the fine jewelry and accessories industry (the 'Peer Group').

                               TOTAL RETURN CHART

                              [PERFORMANCE GRAPH]

                LAZARE         AMEX           INDUSTRY
DATE            KAPLAN ($)     COMPOSITE ($)  GROUP ($)
----            ----------     -------------  ----------
 5/94           100            100            100
 6/94           102.817         96.996         99.138
 7/94           105.634        100.454        101.285
 8/94           101.408        103.507        104.129
 9/94           107.042        105.253        102.326
10/94           108.451        104.472        103.781
11/94           108.451         99.932        107.894
12/94           107.042        101.487         99.831
 1/95            98.592        104.216         80.871
 2/95           100            107.599         86.411
 3/95            94.366        109.103         84.346
 4/95            88.732        111.744         90.499
 5/95            84.507        114.897         88.362
 6/95            84.507        117.617         90.043
 7/95            78.521        123.75          98.964
 8/95            83.099        126.949        107.761
 9/95            80.282        129.528        108.114
10/95            78.873        124.558        107
11/95            74.648        128.227        123.581
12/95            89.437        130.594        120.048
 1/96            87.324        130.712        129.283
 2/96            95.775        132.86         127.597
 3/96            90.845        134.087        133.566
 4/96           115.493        138.74         147.979
 5/96           163.38         143.346        170.577
 6/96           147.887        135.368        167.725
 7/96           143.662        124.83         146.002
 8/96           185.916        128.486        151.641
 9/96           194.366        132.003        169.951
10/96           195.775        129.374        158.361
11/96           218.31         134.708        157.398
12/96           192.958        132.674        157.607
 1/97           200            135.763        161.278
 2/97           208.451        138.252        151.497
 3/97           171.831        131.481        160.815
 4/97           153.521        127.605        166.177
 5/97           183.099        140.433        193.572
 6/97           188.732        145.297        196.347
 7/97           194.366        151.46         185.579
 8/97           185.211        153.189        186.247
 9/97           173.24         165.553        177.353
10/97           171.831        159.785        166.423
11/97           161.268        159.635        162.15
12/97           152.113        165.934        153.336
 1/98           122.535        163.026        165.315
 2/98           126.761        173.092        195.579
 3/98           123.239        183.207        203.52
 4/98           123.944        185.583        194.138
 5/98           130.986        177.744        200.507
 6/98           119.014        181.437        205.686
 7/98           123.944        178.741        180.934
 8/98            93.662        143.439        155.37
 9/98            87.324        154.276        132.22
10/98            87.324        161.586        134.931
11/98            87.324        167.397        179.21
12/98            78.873        177.21         208.068
 1/99            85.916        185.076        231.599
 2/99            83.099        181.082        230.328
 3/99            77.465        180.978        298.638
 4/99           101.408        196.828        332.256
 5/99           107.042        199.918        328.01


                 DATA PERIOD: MAY 31, 1994 THROUGH MAY 28, 1999


     The Peer Group consists of the following companies: A.T. Cross Company, Michael Anthony Jewelers, Inc., Jewelmasters Inc., Tiffany & Co., and Town & Country Corporation. The Company's management is of the opinion that despite the existence of some similarities between the group of companies comprising its peer group and the Company, the Company is unique because of the product it produces, the markets in which its products are sold, and in its position as the only publicly traded diamond cutting and polishing company in the United States. Thus, comparisons made between the Company and the peer group are not necessarily accurate or reliable and do not necessarily reflect the relative performance data for the Company's primary competition.

     (1) The cumulative total return for the securities comprising the Peer Group and the AMEX Index assumes the reinvestment of dividends. The total return for the Common Stock does not assume the reinvestment of dividends, since no dividends were declared on the Common Stock during the measurement period. The weighing of the securities comprising each index, according to their market capitalization, has been calculated at the end of each monthly period.

     (2) The AMEX Index tracks the aggregate price performance of equity securities of companies traded on the American Stock Exchange. The Common Stock is traded on the American Stock Exchange.

TRANSACTIONS WITH MANAGEMENT

     The Company has entered into a sublease with Leon Tempelsman & Son, a New York limited partnership of which Maurice Tempelsman and Leon Tempelsman are the sole general partners ('LTS'), under which approximately 30% of the 20th Floor at 529 Fifth Avenue, New York, New York is sublet to LTS. The sublease is prorated to the same rental rate per square foot which the Company is paying to the landlord under its lease for the 19th and 20th Floors at the same location. Rental payments under the sublease amount to a base annual rent of $89,518 (excluding escalations).

          2. PROPOSAL TO AMEND THE 1997 LONG-TERM STOCK INCENTIVE PLAN
                           (ITEM 2 ON THE PROXY CARD)

     The 1997 Plan initially was adopted by the Board of Directors of the Company on April 10, 1997 and approved by shareholders of the Company on November 5, 1997. The 1997 Plan currently authorizes the issuance of awards covering up to 400,000 shares of Common Stock (subject to adjustment in certain circumstances) to directors, executive officers and other key employees of, and consultants to, the Company. As of September 6, 1999, options to purchase an aggregate of 399,800 shares of Common Stock granted under the 1997 Plan, at exercise prices ranging from $7.375 to $16.225 per share, were outstanding. On August 5, 1999, the Board of Directors, subject to shareholder approval, amended the 1997 Plan to increase the number of shares of Common Stock authorized for issuance upon exercise of awards granted under the Stock Option Plan from 400,000 shares to 600,000 shares. The increase in the number of shares will enable the Company to continue to provide an incentive for selected employees and consultants to remain in the Company's employ and to remain dedicated to the Company's interests by enabling them to acquire a proprietary interest in the Company, and to provide incentives comparable to those offered by other companies to enable the Company to better attract, compete for and retain highly qualified employees and consultants. If the amendment to the 1997 Plan is not approved then, in the absence of forfeitures, the Company will have only 200 shares of Common Stock available for the grant of future awards.

     The following is a description of the 1997 Plan, as it is proposed to be amended.

PURPOSE

     The purpose of the 1997 Plan is to provide an incentive for selected employees and consultants to remain in the Company's employ and to remain dedicated to the Company's interests by enabling them to acquire a proprietary interest in the Company, and to provide comparable incentives to enable the Company to better attract, compete for and retain highly qualified employees and consultants.

ADMINISTRATION AND ELIGIBILITY

     The 1997 Plan is administered by the Stock Option Committee of the Board of Directors (the 'Committee'), consisting of at least two directors of the Company who are neither employees of nor consultants to the Company or any of its affiliates, or in the absence of the Committee, by the entire Board of Directors. As stated above, the Board of Directors currently is administering the 1997 Plan. In general, any employee of or consultant to the Company or an affiliate of the

Company, including any officer or officer-director of the Company may be selected to receive any type of Award (as defined below) under the 1997 Plan; provided, however, that Other Stock-Based Awards (as defined below) may not be granted to directors or executive officers. Any director of the Company who is not an employee of or a consultant to the Company or any affiliate of the Company is ineligible to participate in the 1997 Plan.

TERMS OF THE 1997 PLAN

     The 1997 Plan permits the Company to issue the following types of awards (each an 'Award'): (i) options to purchase shares of Common Stock which may be either (A) incentive stock options ('ISOs'), as defined in Section 422 of the Internal Revenue Code of 1986, as amended, (the 'Code'), or options that do not qualify as ISOs ('NQSOs'); (ii) shares of Common Stock or units denominated in such shares that are not freely transferable and are subject to forfeiture for a designated restricted period ('Restricted Stock' and 'Restricted Stock Units,' respectively); (iii) awards of the right to receive the excess of the fair market value at the time of exercise of a share of Common Stock over a designated price determined at the time of grant ('Stock Appreciation Rights' or 'SARs'); (iv) awards denominated, or which may be settled in, shares of Common Stock, subject to satisfaction of designated performance criteria during a designated performance period ('Performance Awards'), (v) the right to receive the equivalent of dividends or other distributions upon Common Stock ('Dividend Equivalents'), and (vi) other types of awards denominated or payable in shares of Common Stock ('Other Stock-Based Awards'). The 1997 Plan also permits the Company to issue a combination of two or more of the foregoing types of Awards. ISOs and NQSOs (collectively, 'Options') may, at the Company's discretion, include a so-called 'reload' feature. The reload feature enables the awardee who uses currently-owned shares of Common Stock to pay the exercise price with respect to all or part of an Option to receive automatically at the time of exercise another Option entitling the awardee to acquire the same number of shares of Common Stock the awardee used to exercise the original Option.

     Six hundred thousand (600,000) shares of authorized but unissued shares of Common Stock have been reserved for issuance upon the exercise of Awards under the 1997 Plan.

     Under the 1997 Plan, the Company may determine that any or all of the Options to be granted will be ISOs. Any such Options must meet the relevant requirements for ISOs set forth under the Code as in effect on the date of grant. Currently, these requirements provide, among other things, that (i) the term of an ISO may not exceed ten years, or five years in the case of an ISO that is granted to an individual who owns stock in the Company possessing more than 10 percent of the total combined voting power of classes of stock of the Company, and (ii) the exercise price of the Option must not be less than the fair market value of a share of Common Stock on the date of grant, or in the case of an individual who owns stock in the Company possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, the exercise price must not be less than 110 percent of the fair market value of a share of Common Stock on the date of grant. If an Option granted under the 1997 Plan fails to qualify as an ISO, in whole or in part, whether at time of grant or subsequently, the nonqualified portion of such Option will remain in full force and effect but will be deemed to have been granted as a NQSO.

     In addition, except as limited by the terms of any Award, the Company will have the discretion to settle any Award (other than Restricted Stock) (i) in cash or shares of Common Stock; (ii) by the grant of another Award; or (iii) in such other form of consideration as the Company deems appropriate. The Company also will have discretion to settle any Award in installments, or to defer settlement of any Award (other than Restricted Stock) as and to the extent it deems appropriate, except as it may be limited by the terms of the Award, and regardless of the terms of an Award, will be entitled at any time to cancel the Award upon payment to the awardee of its value (as determined by the Company) in cash or any other form of consideration.

     Subject to the provisions of the 1997 Plan, applicable law and the terms and conditions of any Award, the Company may determine, among other things,
(i) the expiration date, vesting schedule, and the per share exercise price of any Option; (ii) the method and form of payment of the exercise price of any Option (which may include payment in cash, delivery of shares of Common Stock already held by the grantee valued at their fair market value or any combination thereof); (iii) the grant price for any Stock Appreciation Right; (iv) the restricted period for any grant of Restricted Stock or Restricted Stock Units;
(v) the performance criteria and performance period for any Performance Award; and (vi) the effect of the termination of employment and/or consulting relationships between the Company and a awardee who has received an Award.

     If not provided otherwise in the related Award Agreement, an Option granted to an awardee will expire upon the earlier of the expiration date set forth in that Award Agreement or three months after the date on which the awardee's employment or consulting relationship terminates (one year if the awardee's employment or consulting relationship terminates as a result of death or disability).

     If an awardee's employment or consulting relationship terminates for any reason other than death, disability or retirement on or after his or her normal retirement date, then unless otherwise provided in the related Award Agreement, all shares of Restricted Stock and all Restricted Stock Units owned by the awardee that are still subject to restrictions will be canceled. If the awardee's employment or consulting relationship terminates by reason of death or disability, all shares of Restricted Stock and all Restricted Stock Units owned by the awardee that are still subject to restrictions will vest. If the awardee's employment or consulting relationship terminates by reason of retirement on or after his or her normal retirement date, all shares of Restricted Stock and all Restricted Stock Units owned by the awardee that are still subject to restrictions will continue to vest as if his or her employment or consulting relationship had not terminated.

     The 1997 Plan provides that if an awardee has engaged in any activity detrimental to the interest of the Company and his or her employment or consulting arrangement with the Company is terminated as a result thereof, then the Company, in its sole discretion, may terminate or cancel the nonvested or unexercised portion of any Award then held by the awardee at any time following termination of his or her employment or consulting relationship with the Company.

ISSUANCE AND EXERCISE OF AWARDS

     The following table sets forth summary information regarding Options granted under the 1997 Plan during Fiscal 1999 to all employees (other than executive officers) of the Company, as a group (3 persons). During Fiscal 1999, no options were granted to directors or executive officers and no awards other than Options were granted to other employees.

                    NAME AND POSITION                       OPTIONS GRANTED DURING FISCAL 1999
                    -----------------                       ----------------------------------
     All current employees (other than executive
       officers), as a group....................            6,500

FEDERAL INCOME TAX CONSIDERATIONS

     The grant of an Option, whether or not an ISO, generally does not result in any tax consequences to the Company or the awardee. The tax consequences of exercising an Option or disposing of Common Stock received as a result of the exercise of an Option ('Option Stock') depend upon whether the Option is an ISO or a NQSO.

     Nonqualified Stock Options. If an awardee exercises a NQSO, the awardee must recognize an amount of ordinary income in his or her taxable year in which the Option Stock becomes substantially vested equal to the excess of (i) the fair market value of the Option Stock at the time it becomes substantially vested, over (ii) the exercise price for the Option Stock. If an awardee receives nonvested stock upon the exercise of an Option he or she may elect to recognize ordinary income for the taxable year in which the Option is exercised in an amount equal to the difference between (i) the fair market value of the Option Stock determined on the exercise date as if the stock were substantially vested, over (ii) the exercise price. Option Stock is considered substantially vested for this purpose when it either is freely transferable by the awardee or is not subject to a substantial risk of forfeiture.

     If an awardee disposes of substantially vested Option Stock, the awardee must include in gross income, as gain for the taxable year of the disposition, an amount equal to the excess of the amount realized in the transaction over the sum of the option price plus the amount of ordinary income the awardee recognized as a result of the exercise of the Option. If, instead, the sum of the option price plus the amount of compensation income recognized by the awardee when the Option Stock became substantially vested exceeds the amount realized by the awardee in the disposition, the awardee is allowed to deduct an amount equal to such excess as a loss for the taxable year of the disposition. Such gain (or loss) is generally treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the Option Stock became substantially vested and the time of the disposition.

     Incentive Stock Options. If an awardee exercises an ISO, the awardee does not recognize income upon exercise, provided that the awardee was an employee of the Company at all times during the period beginning on the date the Option was granted and ending on the date that is three months before the exercise date. However, the excess of (i) the fair market value at the time of exercise of Common Stock acquired upon exercise of an ISO, over (ii) the exercise price constitutes an item of tax preference for purposes of the alternative minimum tax and may result in additional income tax to the awardee for the taxable year that includes the date of exercise.

     If an awardee exercises an ISO and fails to satisfy the requirement that he/she has been an employee of the Company, as described above, the awardee must include in gross income, as compensation for the taxable year of exercise, an amount equal to the excess of the fair market value of the Option Stock at the time of exercise over the option price.

     If (i) an awardee disposes of Option Stock that was acquired pursuant to an ISO more than one year prior to the disposition, (ii) such ISO was granted more than two years prior to the disposition, and (iii) the amount realized in the disposition exceeds the option price, then the awardee must include in gross income, as capital gain for the taxable year of the disposition, an amount equal to the excess of the amount realized in the disposition over the option price. (If, instead, the option price exceeds the amount realized in the disposition, the awardee is allowed to deduct an amount equal to such excess as a capital loss for such year).

     If (i) an awardee disposes of Option Stock within two years after the related ISO is granted or within one year after the Option Stock was acquired, and (ii) the amount realized in the disposition exceeds both the option price and the fair market value of the Option Stock on the date of exercise, then the awardee must include in gross income, as compensation for the taxable year of the disposition, an amount equal to the excess of such fair market value over the option price.

     Exercise of Option With Previously Acquired Common Stock. The tax consequences to an awardee where the awardee exercises an Option by surrendering previously acquired Common Stock (whether purchased from a third party or acquired by the awardee upon exercise of an Option) depend upon the type of Option exercised and the nature of the Common Stock used to fund the purchase price. For this reason, the Company urges the awardee to consult the awardee's own tax advisor with respect to the tax consequences of such transactions.

     Stock Appreciation Rights. The grant of an SAR will not result in taxable income to the awardee. The awardee of an SAR must include in gross income, as ordinary income for the taxable year in which the SAR is exercised, an amount equal to the excess of (i) the sum of any money and the fair market value of any property or shares of Common Stock received as a result of such exercise, over
(ii) the exercise price of the SAR, except to the extent that the shares of Common Stock and/or property are transferred subject to restrictions involving a substantial risk of forfeiture. (See discussion above under 'Non Qualified Stock Options.') If an awardee disposes of any shares of Common Stock or property acquired pursuant to the exercise of an SAR, the awardee's basis for determining taxable gain (or loss) will be equal to the amount of any ordinary income recognized by the awardee with respect to the exercise of the SAR and such gain (or loss) is generally treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the shares of Common Stock or property became substantially vested and the time of the disposition.

     Restricted Stock. The grant of Restricted Stock will not result in taxable income to the awardee. The awardee must include in gross income, as ordinary income for the taxable year in which the Restricted Stock ceases to be subject to restrictions involving a substantial risk of forfeiture an amount equal to the excess of the fair market value of the Restricted Stock at the time it ceases to be subject to restrictions involving a substantial risk of forfeiture.

     If the awardee disposes of any stock acquired pursuant to a Restricted Stock award, the awardee's basis for determining the taxable gain (or loss) will be equal to the amount of any related ordinary income recognized by the awardee, and such gain (or loss) is generally treated as capital gain (or loss), long-term or short-term, depending upon the length of time elapsed between the time when the Restricted Stock ceased to be subject to restrictions involving a substantial risk of forfeiture and the time of the disposition.

     Tax Consequences to the Company. If an awardee includes an amount in gross income as compensation for a taxable year under the foregoing rules, the Company is generally entitled to a corresponding deduction for its taxable year that includes the last day of the affected taxable year of the awardee.

     Section 162(m) was added to the Code, which, in general, prohibits deductibility of certain compensation in excess of $1,000,000 per year paid by a publicly-held corporation to any individual named in the corporation's Summary Compensation Table for the year.

     Some types of compensation are excluded from Section 162(m)'s $1,000,000 deductibility limit, including certain 'performance-based' compensation. Compensation associated with stock options or stock appreciation rights, or their exercise, can qualify for a performance-based exclusion, as can other forms of compensation based on objective performance criteria, provided certain requirements are satisfied. However, based on the regulations, in general Options, SARs, Restricted Stock and most other Awards granted under the 1997 Plan will not be considered eligible for exclusion from the $1,000,000 deductibility limit of Section 162(m), where such limit is applicable. Consequently, it is possible that at some time or times in the future, Section 162(m) may preclude the Company from deducting compensation that otherwise would be deductible by it in respect of awards under the 1997 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 PLAN.

                 3. RATIFICATION OF THE APPOINTMENT OF AUDITORS
                           (ITEM 3 ON THE PROXY CARD)

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent certified public accountants, to be auditors for the Company and its subsidiaries for the fiscal year ending May 31, 2000 and recommends that the stockholders ratify that appointment. If a majority of the shares are not voted in favor of ratification, the Board will consider the appointment of other auditors for the ensuing fiscal year. The Board is advised that there is and has been no relationship between Ernst & Young LLP and the Company or any of its subsidiaries other than the rendition of professional services. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                               4. OTHER BUSINESS

     As of the date hereof, the Board of Directors does not know of any matter which will come before the meeting other than the business specified in the foregoing notice of meeting. However, the enclosed proxy gives discretionary authority if any other matters are presented at the meeting or any adjournment thereof and it is intended that the persons named in the proxy will vote in accordance with their best judgment.

SOLICITATION OF PROXIES

     Solicitation of proxies is being made by the Board of Directors through the mail, in person, and by telegraph and telephone. In addition, the Company will request banks, brokers, and other custodians, nominees, and fiduciaries to obtain voting instructions from the beneficial owners and will pay their expenses for so doing. The cost of soliciting proxies will be borne by the Company.

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

     Stockholders who wish to have proposals included in the proxy statement and form of proxy to be furnished by the Board of Directors in connection with the Company's 2000 Annual Meeting of Stockholders must submit such proposals so that they are received by the Company no later than May 27, 2000. Please direct such proposals to the attention of the Secretary of the Company.

                                         By order of the Board of Directors,

                                         LEON TEMPELSMAN,
                                         President
New York, New York
September 17, 1999

[LOGO]                                          LAZARE KAPLAN INTERNATIONAL INC.


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      YOUR VOTE IS IMPORTANT, WHETHER OR NOT YOU PLAN            NOTICE OF
     TO ATTEND THE MEETING, PLEASE DATE, MARK AND SIGN         ANNUAL MEETING
        THE ENCLOSED PROXY CARD AND RETURN IT IN THE          OF STOCKHOLDERS
                     ENVELOPE PROVIDED                              AND
                                                              PROXY STATEMENT

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

                                 APPENDIX 1
                                 PROXY CARD

                        LAZARE KAPLAN INTERNATIONAL INC.

            Proxy - Annual Meeting of Shareholders - November 4, 1999
                 (Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Lazare Kaplan International Inc. hereby constitutes and appoints Leon Tempelsman, Lucien Burstein and Sheldon L. Ginsberg, and each of them, the attorneys and proxies of the undersigned, with full power of substitution and revocation, to represent and to vote on behalf of the undersigned all of the shares of the Company's Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Cornell Club, Six East 44th Street, 5th Floor, New York, New York on November 4, 1999, at 10:00 a.m., and at any adjournments thereof, upon the following proposals which are more fully described in the notice of, and proxy statement for, the Annual Meeting.

NOTE: This proxy, properly filled in, dated and signed, should be returned promptly in the enclosed postpaid envelope. To Lazare Kaplan International Inc., Midtown Station, P.O. Box 812, New York, New York 10138-0832

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND EACH OF THE ABOVE PROPOSALS AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS.

(1) ELECTION OF DIRECTORS                                                           [ ] FOR                     [ ] WITHHOLD
    Maurice Tempelsman, Leon Tempelsman, Lucien                                          all nominees                AUTHORITY
    Burstein, Myer Feldman, Sheldon L. Ginsberg and                                     listed to the left          to vote for all
    Robert Speisman                                                                     (except as marked           nominees listed
    (INSTRUCTION: To withhold authority to vote for any                                 to the contrary)            to the left
    individual nominee, strike a line write through that nominee's name in the space provided above.)

(2) To approve an amendment to the Company's 1997 Long Term Stock                       [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
    Incentive Plan increasing the number of shares authorized for issuance upon exercise of awards granted thereunder from 400,000 to 600,000.

(3) Proposal to ratify the appointment of Ernst & Young LLP, as the Company's           [ ] FOR       [ ] AGAINST       [ ] ABSTAIN
    independent accountants for the fiscal year ending May 31, 2000.

(4) In their discretion, upon such other matters as properly may come before the Annual Meeting.

                  (Continued and to be signed on reverse side.)

Any of such attorneys and proxies, or their substitutes (or if only one, that one) at said Annual Meeting, and any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of shareholders, the Proxy Statement accompanying said Notice and the Annual Report to Stockholders for the fiscal year ended May 31, 1999.

Each of the foregoing matters has been proposed by the Company and is not conditioned on the approval of any other matter.


                      IN WITNESS WHEREOF, the undersigned has signed this proxy.


                      Dated: ______________________________, 1999


                      -------------------------------------
                      Stockholder(s) signature


                      -------------------------------------
                      Stockholder(s) signature

                      Signature(s) of stockholder should correspond exactly with the name(s) shown hereon. If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

                              FOLD AND DETACH HERE

                         ANNUAL MEETING OF STOCKHOLDERS
                        LAZARE KAPLAN INTERNATIONAL INC.
                           THURSDAY, NOVEMBER 4, 1999
                                   10:00 A.M.
                                THE CORNELL CLUB
                              SIX EAST 44th STREET
                                   FIFTH FLOOR
                               NEW YORK, NY 10017

--------------------------------------------------------------------------------

AGENDA:

         ELECTION OF DIRECTORS

         APPROVAL OF THE AMENDMENT TO THE
         1997 LONG-TERM STOCK INCENTIVE PLAN

         RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
         INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         OTHER BUSINESS

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                      STATEMENT OF DIFFERENCES

The section symbol shall be expressed as..................................'SS'